EXHIBIT 99.1

Company Contact: PhotoMedex, Inc Dennis McGrath, CEO (215) 619-3287 info@photomedex.com	Investor Contacts: Lippert/Heilshorn & Associates, Inc. Kim Sutton Golodetz (Kgolodetz@lhai.com) (212) 838-3777 Bruce Voss (Bvoss@lhai.com) (310) 691-7100

PHOTOMEDEX ANNOUNCES CLOSING
OF PUBLIC OFFERING OF COMMON STOCK

MONTGOMERYVILLE, Pa., May 7, 2010 – PhotoMedex, Inc. (Nasdaq: PHMD) (the “Company”) announced today that it has closed on an underwritten public offering of 534,000 shares of its common stock at a price to the public of $6.00 per share for gross proceeds of $3,204,000.  The underwriters exercised their over-allotment option for 34,000 shares. The proceeds of the offering will be used for general working capital and other corporate purposes.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services, Inc. (NYSE Amex: LTS), acted as lead manager and Newbridge Securities Corporation acted as co-manager for the offering.  The shares of common stock are being sold pursuant to a registration statement that has been declared effective by the Securities and Exchange Commission as of May 3, 2010.  The shares are only offered by means of the prospectus related to this offering.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the common stock in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  Copies of the final prospectus relating to the offering may be obtained for free by visiting the U.S. Securities and Exchange Commission website at www.sec.gov.  Alternatively a copy of the prospectus related to this offering may be obtained from Ladenburg Thalmann & Co. Inc. by emailing RMatty@Ladenburg.com.

About PhotoMedex

PhotoMedex is a Global Skin Health Solutions™ company that provides integrated disease management and aesthetic solutions through complementary laser and light-based devices, pharmaceuticals and cosmeceuticals.  We are a leader in the development, manufacturing and global marketing of dermatology products and techniques focused on advancing cost-effective technologies that provide patients with better outcomes and a higher quality of life.  The diseases and conditions we address include psoriasis, vitiligo, acne, actinic keratosis and sun damage.  Medical devices include the XTRAC® Excimer Laser for the treatment of psoriasis and vitiligo and the Omnilux™ non-laser Light Emitting Diodes (LED) for the treatment of clinical and aesthetic dermatological conditions including acne, photodamage, skin rejuvenation and wound healing.  PhotoMedex also develops and markets products based on DNA Repair and its patented, clinically proven Copper Peptide technology for skin health, hair care and wound care.

For more information, visit www.photomedex.com.

This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.